EXHIBIT 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER FISCAL 2019 RESULTS

- Q3 GAAP EPS $0.77 (Includes $0.04 of Cost Reduction Charges) -

- Q3 Adjusted EPS $0.81 (Beats Guidance and Consensus / 11 Percent above Q3 2018) –

ST. LOUIS, August 8, 2019 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the third quarter ended June 30, 2019 (Q3 2019), compared to the quarter ended June 30, 2018 (Q3 2018).

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Earnings Summary

Q3 2019 GAAP EPS of $0.77 per share included $0.04 per share of previously described cost reduction charges in Technical Packaging and at Doble, and costs incurred to move the aircraft / aerospace business from VACCO to PTI. The $0.04 per share was excluded when determining Q3 2019 Adjusted EPS of $0.81 per share. GAAP net earnings were $20 million in Q3 2019.

Q3 2018 GAAP EPS and Adjusted EPS were $0.73 per share with GAAP net earnings of $19 million.

Q3 2019 Adjusted EPS of $0.81 per share exceeded Management’s previous guidance of $0.75 to $0.80 per share, and increased 11 percent over Q3 2018 Adjusted EPS of $0.73 per share.

Adjusted EBITDA was $38 million in Q3 2019, reflecting a 9 percent increase over Q3 2018 Adjusted EBITDA of $35 million.

YTD 2019 GAAP EPS was $2.15 per share (favorably impacted by the gain on the Doble building sale) compared to YTD 2018 GAAP EPS of $2.45 per share (favorably impacted by the one-time benefit recognized as a result of U.S. Tax Reform).

YTD 2019 Adjusted EPS increased 32 percent to $2.04 per share compared to $1.55 per share YTD 2018. Adjusted EPS in both periods excludes the one-time gains net of certain restructuring charges identified earlier.

YTD 2019 Adjusted EBITDA was $100 million, reflecting a 15 percent increase over YTD 2018 Adjusted EBITDA of $87 million.

Operating Highlights

•	Q3 2019 sales increased 4 percent to $200 million compared to $192 million in Q3 2018 and YTD 2019 sales increased 7 percent to $576 million compared to $540 million YTD 2018.
•	On a segment basis, Q3 2019 Filtration sales exceeded expectations and increased 19 percent from Q3 2018 with all operating units contributing to the growth driven by significantly higher aerospace (commercial and defense) and navy sales. Test sales decreased in Q3 2019 as a result of the timing of the completion of large projects within the respective periods. USG sales from Doble increased 8 percent, while NRG’s sales to renewable energy customers decreased, resulting in a net decrease in USG sales. Technical Packaging sales were generally flat due to the timing of new product introductions.
•	SG&A expenses increased in Q3 2019 compared to Q3 2018 primarily as a result of higher sales commissions and normal cost of living adjustments, partially offset by cost reductions.
•	Entered orders were $196 million in Q3 2019 (book-to-bill of 0.98x) and were $626 million YTD 2019 (book-to-bill of 1.09x) which resulted in an ending backlog of $432 million at June 30, 2019, an increase of $50 million, or 13 percent, from September 30, 2018.
•	The Q3 2019 effective income tax rate was generally consistent with the rate in Q3 2018.
•	2019 net cash provided by operating activities was $37 million resulting in $179 million of net debt outstanding (total borrowings less cash on hand) at June 30, 2019, and a 1.5x leverage ratio. Cash flow in Q3 was negatively impacted by the timing of several large cash receipts at VACCO related to Navy projects in process which will be received in Q4 2019.

Chairman’s Commentary – Q3 2019

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m pleased with our Q3 operating results, which once again came in above expectations and resulted in Adjusted EPS exceeding the top end of our guidance range. Solid operational performance across the Company drove the Q3 results as all four operating segments exceeded their Adjusted EBIT commitments during the Quarter. Our Filtration businesses exceeded our profit expectations by over 12 percent, and Doble, within the USG segment, beat expectations on higher than expected sales in Q3.

“Comparing Q3 2019 to Q3 2018, we increased sales by 4 percent driven by the nearly 20 percent sales growth in Filtration, partially muted by the timing of sales recognized on a few large projects in the Test business, and continued headwinds in our renewable energy business.

“We improved our YTD 2019 Adjusted EBITDA by 15 percent as every operating segment improved their margins over YTD 2018. Our outlook for the balance of the year remains solid.

“We announced the acquisition of Globe Composite Solutions, LLC (Globe) in early July and I’m very happy with the progress we are making in bringing them on board. The initial phases of integration are off to a great start and I’m excited to work with the outstanding leadership team and the dedicated employees that I met earlier this month. Globe’s products, processes and customer relationships are an excellent addition to our portfolio and our complementary skill sets will allow us to create additional avenues for meaningful growth across our shared customer base.

“On the M&A front we continue to evaluate a robust pipeline of opportunities in both Filtration and USG and continue to work these aggressively, and I remain hopeful that we will be able to add to our portfolio in the near future. Consistent with our history, we will remain prudent and committed to our disciplined approach of balancing ROIC and protecting our balance sheet.

“The Doble headquarters relocation from Watertown to Marlborough is going smoothly and we expect to be moved in and fully operational by December 31, 2019. The Doble team is looking forward to having all of its Boston area staff co-located in a single, customer-friendly facility as we all believe this will further enhance our operational efficiency and effectiveness, while lowering our facility operating costs.

“As we look to wrap up 2019, we plan to build on the successes we achieved this year and expect to continue benefitting from our disciplined operating culture and our lower cost structure. Our solid market positions and tangible growth opportunities across the Company provide us with a favorable view of the future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

 The next quarterly cash dividend of $0.08 per share will be paid on October 17, 2019 to stockholders of record on October 3, 2019.

Previously Disclosed Cost Reduction / Restructuring Actions

Refer to the Company’s November 15, 2018 earnings release for details of the cost reduction and restructuring actions related to the Doble building sale and relocation, Technical Packaging’s cost reduction actions, and VACCO’s aircraft / aerospace business move to PTI.

All of these actions are intended to improve operating efficiency, enhance ROIC, generate additional free cash flow, and enhance the Company’s competitiveness across several end-markets, thereby, accelerating sales and earnings growth in the future.

Updated Business Outlook – 2019

Management’s expects 2019 Adjusted EPS in the range of $3.05 to $3.10 per share, which is consistent with the details outlined in the Business Outlook presented in the May 7, 2019 release. The expected operating results from the previously announced acquisition of Globe are not reflected in the Adjusted EPS range noted above as Globe’s detailed financial plan is currently in the process of being finalized.

The timing of quarterly sales and earnings throughout 2019 compared to 2018 impacts the quarterly comparisons as 2019’s growth is more balanced on a quarterly basis compared to the heavily weighted second half profile reported in 2018.

Conference Call

The Company will host a conference call today, August 8, at 4:00 p.m. Central Time, to discuss the Company’s Q3 2019 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 3855869).

Forward-Looking Statements

Statements in this press release regarding the timing and amounts of the Company’s expected quarterly, 2019 full year and beyond results, revenue and sales growth, EPS, Adjusted EPS, EPS growth, cash, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, the realization of operational efficiencies, the Company’s competitiveness and the costs and savings resulting from operational improvements and cost reduction actions, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and the following: the success of the Company’s competitors; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards, taxation requirements, and new or modified tariffs; changes in interest rates; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $0.04 per share in Q3 2019.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018

Net Sales	$199,766		192,223
Cost and Expenses:
Cost of sales	122,172		122,805
Selling, general and administrative expenses	43,400		39,910
Amortization of intangible assets	4,693		4,605
Interest expense	1,973		2,243
Other (income) expenses, net	2,636		(656)
Total costs and expenses	174,874		168,907

Earnings before income taxes	24,892		23,316
Income taxes	4,825		4,297

Net earnings	$20,067		19,019

Diluted EPS - GAAP	$0.77		0.73

Diluted EPS - As Adjusted	$0.81	(1)	0.73

Diluted average common shares O/S:	26,109		26,050

(1)	Q3 2019 Adjusted EPS excluded $0.04 per share net impact of restructuring charges incurred primarily at Plastique, Doble and PTI/VACCO during the third quarter of 2019.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2019		Nine Months Ended June 30, 2018

Net Sales	$576,312		540,496
Cost and Expenses:
Cost of sales	363,026		346,911
Selling, general and administrative expenses	126,066		122,813
Amortization of intangible assets	13,965		13,615
Interest expense	5,788		6,464
Other (income) expenses, net	(2,037)		992
Total costs and expenses	506,808		490,795

Earnings before income taxes	69,504		49,701
Income taxes	13,323		(13,983)

Net earnings	$56,181		63,684

Diluted EPS - GAAP	$2.15		2.45

Diluted EPS - As Adjusted	$2.04	(1)	1.55	(2)

Diluted average common shares O/S:	$26,090		26,042

(1)	YTD Q3 2019 Adjusted EPS excluded $0.11 per share net impact mainly from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Plastique, PTI/VACCO & Doble.

(2)	YTD Q3 2018 Adjusted EPS excluded $0.90 per share net impact of the $25 million tax benefit recorded related to U.S. Tax Reform partially offset by restructuring charges incurred at Doble & PTI during the first nine months of 2018.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q3 2019	Q3 2018	Q3 2019	Q3 2018
Net Sales
Filtration	$83,067	69,721	83,067	69,721
Test	42,298	45,034	42,298	45,034
USG	52,894	55,489	52,894	55,489
Technical Packaging	21,507	21,979	21,507	21,979
Totals	$199,766	192,223	199,766	192,223

EBIT
Filtration	$19,039	14,292	19,344	14,292
Test	5,927	5,902	5,927	5,902
USG	10,148	11,528	10,467	11,528
Technical Packaging	1,625	2,505	2,268	2,505
Corporate	(9,874)	(8,668)	(9,679)	(8,668)
Consolidated EBIT	26,865	25,559	28,327	25,559
Less: Interest expense	(1,973)	(2,243)	(1,973)	(2,243)
Less: Income tax expense	(4,825)	(4,297)	(5,126)	(4,297)
Net earnings	$20,067	19,019	21,228	19,019

Note 1: Adjusted net earnings were $21.2 million in Q3 '19 which excluded $1.4 million (or $0.04 per share) net impact of the restructuring charges incurred at Doble, Plastique, PTI and VACCO during the third quarter of 2019.

EBITDA Reconciliation to Net earnings:
			Adjusted
	Q3 2019	Q3 2018	Q3 2019
Consolidated EBITDA	$36,849	35,111	38,311
Less: Depr & Amort	(9,984)	(9,552)	(9,984)
Consolidated EBIT	26,865	25,559	28,327
Less: Interest expense	(1,973)	(2,243)	(1,973)
Less: Income tax expense	(4,825)	(4,297)	(5,126)
Net earnings	$20,067	19,019	21,228

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q3	YTD Q3	YTD Q3	YTD Q3
	2019	2018	2019	2018
Net Sales
Filtration	$228,769	195,531	228,769	195,531
Test	126,459	123,368	126,459	123,368
USG	157,639	157,942	157,639	157,942
Technical Packaging	63,445	63,655	63,445	63,655
Totals	$576,312	540,496	576,312	540,496

EBIT
Filtration	$47,092	35,056	47,857	35,504
Test	14,791	13,797	14,791	13,797
USG	40,461	27,805	33,567	30,074
Technical Packaging	3,333	5,355	4,664	5,355
Corporate	(30,385)	(25,848)	(29,716)	(25,977)
Consolidated EBIT	75,292	56,165	71,163	58,753
Less: Interest expense	(5,788)	(6,464)	(5,788)	(6,464)
Less: Income tax	(13,323)	13,983	(12,025)	(11,002)
Net earnings	$56,181	63,684	53,350	41,287

Note 1: Adjusted net earnings were $53.4 million in YTD Q3 '19 which excluded $2.8 million (or $0.11 per share) net impact of the gain on the sale of the Doble Watertown property partially offset by charges related to restructuring actions at Doble, Plastique, PTI & VACCO.

Note 2: Adjusted net earnings were $41.3 million in YTD Q3 '18 which excluded $2.7 million (or $0.10 per share) net impact of the restructuring charges incurred at Doble and PTI during the first nine months of 2018, and the $25 million (or $1.00 per share) tax benefit recorded related to U.S. Tax Reform.

EBITDA Reconciliation to Net earnings:
			Adjusted	Adjusted
	YTD Q3	YTD Q3	YTD Q3	YTD Q3
	2019	2018	2019	2018
Consolidated EBITDA	$104,055	84,515	99,926	87,103
Less: Depr & Amort	(28,763)	(28,350)	(28,763)	(28,350)
Consolidated EBIT	75,292	56,165	71,163	58,753
Less: Interest expense	(5,788)	(6,464)	(5,788)	(6,464)
(Less) Plus: Income tax	(13,323)	13,983	(12,025)	(11,002)
Net earnings	$56,181	63,684	53,350	41,287

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2019	September 30, 2018

Assets
Cash and cash equivalents	$38,956	30,477
Accounts receivable, net	168,675	163,740
Contract assets	99,499	53,034
Inventories	126,816	135,416
Other current assets	16,260	13,356
Total current assets	450,206	396,023
Property, plant and equipment, net	151,545	134,954
Intangible assets, net	336,625	345,353
Goodwill	381,683	381,652
Other assets	6,036	7,140
	$1,326,095	1,265,122

Liabilities and Shareholders' Equity
Short-term borrowings and current	$20,921	20,000
maturities of long-term debt
Accounts payable	59,329	63,033
Contract liabilities	53,758	49,035
Other current liabilities	65,728	68,462
Total current liabilities	199,736	200,530
Deferred tax liabilities	66,286	64,794
Other liabilities	51,266	40,388
Long-term debt	197,000	200,000
Shareholders' equity	811,807	759,410
	$1,326,095	1,265,122

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Nine Months Ended June 30, 2019
Cash flows from operating activities:
Net earnings	$56,181
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	28,763
Stock compensation expense	3,878
Changes in assets and liabilities	(41,851)
Change in PP&E from gain on building sale	(8,922)
Pension contributions	(2,500)
Effect of deferred taxes	1,492
Net cash provided by operating activities	37,041

Cash flows from investing activities:
Acquisition of business	(937)
Capital expenditures	(26,457)
Additions to capitalized software	(6,207)
Proceeds from sale of building and land	17,201
Net cash used by investing activities	(16,400)

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	32,921
Principal payments on long-term debt	(35,000)
Dividends paid	(6,223)
Other	(3,234)
Net cash used by financing activities	(11,536)

Effect of exchange rate changes on cash and cash equivalents	(626)

Net increase in cash and cash equivalents	8,479
Cash and cash equivalents, beginning of period	30,477
Cash and cash equivalents, end of period	$38,956

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q3 FY 2019	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 4/1/19	$243,007	141,205	39,019	12,832	436,063
Entered Orders	71,210	44,128	55,404	25,412	196,154
Sales	(83,067)	(42,298)	(52,894)	(21,507)	(199,766)
Ending Backlog - 6/30/19	$231,150	143,035	41,529	16,737	432,451

Backlog And Entered Orders - YTD Q3 FY 2019	Filtration	Test	USG	Technical Packaging	Total
Beginning Backlog - 10/1/18	$204,227	122,350	40,727	15,467	382,771
Entered Orders	255,692	147,144	158,441	64,715	625,992
Sales	(228,769)	(126,459)	(157,639)	(63,445)	(576,312)
Ending Backlog - 6/30/19	$231,150	143,035	41,529	16,737	432,451